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                                  EXHIBIT 99.1
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FOR IMMEDIATE RELEASE


                    OMTOOL, LTD. ANNOUNCES THE ACQUISITION OF
                          DESKTOP PAGING SOFTWARE, INC.


SALEM, N.H. -- February 27, 1998 -- Omtool, Ltd. (Nasdaq: OMTL), a leading provider of enterprise client/server facsimile software solutions, today announced it has acquired privately-held Desktop Paging Software, Inc. ("DPSI"), a provider of wireless messaging software. The transaction will be accounted for under the pooling method of accounting. The terms of the transaction were not disclosed.

DPSI's software products enable users to send alphanumeric messages to pager devices, directly from personal computers. The DPSI product set includes both client/server software as well as standalone desktop software for transmitting wireless messages.

The desktop software, designed for personal use from a PC, transmits a wireless message to any paging device. The desktop software product is currently resold, under private label, by many paging service providers. The client/server software, designed for enterprise usage, enables all employees within a company to send wireless messages directly from their PC. The server software is designed for the Windows NT environment. Both products are compatible with common paging standards and service providers.

"This acquisition addresses the communication needs of our customers. Now sending wireless messages to paging devices is as easy as sending an e-mail message, or sending a fax. We selected the DPSI product because it addresses the scalability issues important to enterprise organizations," said Robert Voelk, Omtool's Chairman and CEO.

Omtool, headquartered in Salem, New Hampshire, designs, develops, markets and supports open, client/server facsimile software, delivering solutions which automate and integrate fax communication throughout the enterprise. Omtool's Fax Sr. product family provides users with an extensive, flexible feature set for transmitting and receiving faxes and improves an organizations' management of its fax communications processes by providing a suite of utility and control functions. For additional information, please visit the Omtool, Ltd. World Wide Web home page at http://www.omtool.com.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding product integration and development, and new market and sales opportunities. Actual results may vary significantly based on a number of factors, including, the integration of Desktop Paging products with Omtool's product line, market acceptance of
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Desktop Paging's products, the impact of the acquisition on Omtool's business, the timely development and acceptance of new products, and Omtool's ability to successfully manage the integration of the combined companies. In addition, future results are subject to a number of other factors, such as Omtool's limited operating history, fluctuations in quarterly results of operations, dependence on continuing market acceptance of Fax Sr. NT and on continuing growth in the number of organizations implementing client/server computing environments, competition, and Omtool's ability to manage growth. More information about potential factors that could affect Omtool's financial results are included in Omtool's periodic reports and registration statements as filled with the Securities and Exchange Commission, including the Company's final prospectus dated August 8, 1997.


CONTACT:    Darioush Mardan
            Vice President and CFO
            Tel: (603) 898-8900 ext. 1416
            Email: mardan@omtool.com